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Vedder Price                      VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                  222 NORTH LASALLE STREET
                                  CHICAGO, ILLINOIS 60601
                                  312-609-7500
                                  FACSIMILE: 312-609-5005

                                  A PARTNERSHIP INCLUDING VEDDER, PRICE,
                                  KAUFMAN & KAMMHOLZ, P.C. WITH OFFICES
                                  IN CHICAGO, NEW YORK CITY AND LIVINGSTON,
                                  NEW JERSEY

                                      October 18, 2002



Hotchkis and Wiley Funds
725 South Figueroa Street, 39th Floor
Los Angeles, California  90017-5400

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 3 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Hotchkis and Wiley Funds, a Delaware statutory trust (the "Trust"), in connection with the public offering from time to time of units of beneficial interest, $.001 par value ("Shares"), in the Hotchkis and Wiley All Cap Value Fund (the "Fund"), of which the shares of the Fund have been further classified and designated as Class I, Class A, Class B and Class C shares (each a "Class").

         We have acted as counsel to the Trust, and in such capacity are familiar with the Trust's organization and have counseled the Trust regarding various legal matters. We have examined such Trust records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing, and assuming that the Trust's Agreement and Declaration of Trust dated July 23, 2001, and the By-Laws of the Trust adopted September 11, 2001, are presently in full force and effect and have not been amended in any respect and that the resolutions adopted by the Board of Trustees of the Trust on October 4, 2002 relating to the establishment and designation of shares of the Fund, organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Trust is a validly existing voluntary association with transferable shares under the laws of the State of Delaware and is authorized to issue an unlimited number of Shares in the Fund; and (b) presently and upon such further issuance of the Shares in accordance with the Trust's Agreement and Declaration of Trust and the receipt by the Trust of a purchase price not less than the net asset value per Share and when the pertinent provisions of the Securities Act of 1933 and such "blue sky" and securities laws as may be applicable have been complied with, and assuming that the Trust continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and non-assessable.

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Hotchkis and Wiley Funds
October 18, 2002
Page 2


         This opinion is solely for the benefit of the Trust, the Trust's Board of Trustees and the Trust's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                        Very truly yours,


                                        /s/ Vedder, Price, Kaufman & Kammholz


                                        VEDDER, PRICE, KAUFMAN & KAMMHOLZ


COK/DAS